AMENDED AND RESTATED
                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1
                            STADION INVESTMENT TRUST

WHEREAS, the Stadion Investment Trust, a statutory trust organized and existing under the laws of the State of Delaware (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS,  the  Trust is  authorized  to issue an  unlimited  number of shares of
beneficial  interest  (the  "Shares"),   in  separate  series  representing  the
interests in separate funds of securities and other assets; and

WHEREAS, the Trust offers a series of such Shares representing interests in the Stadion Managed Portfolio (the "Fund"), formerly known as the PMFM Managed Portfolio Trust and the PMFM ETF Portfolio Trust; and

WHEREAS, the Trust adopted this Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Fund; and

WHEREAS, the Trust desires to amend and restate the Plan on the terms and conditions set forth herein to reflect the new names of the Trust and the Fund and to add Class C shares and remove Investor Class and Advisor Class shares; and

WHEREAS, the Trustees of the Trust as a whole, including the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Non-Interested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders, have approved this Plan by votes cast at a meeting held in person and called for the purpose of voting hereon and on any agreements related hereto; and

NOW, THEREFORE, the Trust hereby amends and restates this Plan in accordance with Rule 12b-1 under the 1940 Act, with respect to the Fund, on the following terms and conditions:

1. DISTRIBUTION AND SERVICING ACTIVITIES. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares of the Fund, which activities may include, but are not limited to, the following:

(a) payments to the Trust's distributor ("Distributor") and to securities dealers and others in respect of the sale of Shares of the Fund;


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(b)   payment of compensation to and expenses of personnel  (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Shares of the Fund or who render shareholder support services not otherwise provided by the Trust's transfer agent, administrator, or custodian, including but not
      limited  to,   answering   inquiries   regarding  the  Trust,   processing
      shareholder   transactions,   providing   personal   services  and/or  the
      maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in the Shares of the Fund, and providing such other shareholder services as the Trust may reasonably request;

(c) formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

(d)   preparation, printing and distribution of sales literature;

(e) preparation, printing and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust;

(f) holding seminars and sales meetings designed to promote the distribution of Shares of the Fund;

(g) obtaining information and providing explanations to wholesale and retail distributors of contracts regarding Fund investment objectives and policies and other information about the Fund, including the performance of the Fund;

(h)   training sales personnel regarding the Shares of the Fund; and

(i)   obtaining  such  information,   analyses,  and  reports  with  respect  to
      marketing and promotional activities as the Trust may, from time to time, deem advisable.

The Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Shares of the Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.    MAXIMUM EXPENDITURES.

(a) The expenditures to be made by the Fund pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed the following:

      (1) CLASS A. For the Class A of Shares of the Fund, the Fund may pay an amount calculated at the rate of up to 0.25% per annum of the average daily net asset value of the Class A of Shares of the Fund for each year or portion thereof

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

            included in the period for which the computation is being made, elapsed since the commencement of operations of the Class A of Shares to the date of such expenditures.

      (2) CLASS C. For the Class C Shares of the Fund, the Fund may pay an amount calculated at the rate of up to 1.00% (0.25% for service fees and 0.75% for distribution fees) per annum of the average daily net asset value of the Class C Shares of the Fund for each year or portion thereof included in the period for which the computation is being made, elapsed since the commencement of operations of the Class C Shares to the date of such expenditures.

      Notwithstanding the foregoing, in no event may expenditures paid by the Fund as service fees with respect to any one of the foregoing classes of the Fund's Shares (each a "Class" and together, the "Classes") exceed an amount calculated at the rate of 0.25% of the average annual net assets of such Class, nor may such expenditures paid as service fees to any person who sells the Shares of the Fund exceed an amount calculated at the rate of 0.25% of the average annual net asset value of such Shares. Payments for distribution and shareholder servicing activities may be made directly by the Trust or to other persons with which the Trust has entered into agreements related to this Plan.

(b) ALLOCATION OF CLASS EXPENSES. Only distribution expenditures properly attributable to the sale of a particular Class may be used to support the distribution fee charged to shareholders of such Class. Distribution expenses attributable to the sale of more than one Class will be allocated at least annually to each Class based upon the ratio that the sales of Shares of each Class bears to the sales of Shares of all applicable Classes.

3.    TERM AND TERMINATION.

(a) This Plan was effective with respect to Class A at its commencement of operations, and shall be effective with respect to any other Class when the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Class, or commencement of operations of that Class, whichever is later. The Plan will be deemed to have been approved with respect to a Class so long as a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Class approves the Plan, without regard to whether the Plan has been approved by a majority of the outstanding voting securities of any other Class or the Fund as a whole.

(b) Unless terminated as herein provided, this Plan shall continue in effect with respect to each Class for one year from the effective date of the Plan for such Class and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Non-Interested Trustees, cast at a meeting called for the purpose of voting on such approval.

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

(c) This Plan may be terminated at any time with respect to a particular Class by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class.

4.    AMENDMENTS. No material amendment to this Plan shall be made unless:

(a)   It is approved in the manner  provided for annual  renewal of this Plan in
      Section 3(b) hereof; and

(b) If the proposed amendment will materially increase the maximum expenditures permitted by Section 2 hereof with respect to any Class, it is approved by a vote of the majority of the outstanding voting securities (as defined in the 1940 Act) of such Class.

5. SELECTION AND NOMINATION OF TRUSTEES. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

6. QUARTERLY REPORTS. The Trust's Distributor or Treasurer shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report by Class of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7. RECORDKEEPING. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

8. LIMITATION OF LIABILITY. Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term "Stadion Investment Trust" means and refers to the Trustees from time to time serving in such capacity under the Trust's Agreement and Declaration of Trust as filed with the Securities and Exchange Commission. The execution of this Plan has been authorized by the Trustees (including, the Non-Interested Trustees), acting as such and not individually, and such authorization by such Trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Trust's Agreement and Declaration of Trust


This Plan is effective with respect to Class A as of September 15, 2006; being the date Class A commenced operations.

This Plan is effective with respect to Class C as of October 1, 2009; being the date Class C commenced operations.

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